Exhibit 3.31

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CHCA WOMAN’S HOSPITAL, L.P.

This Certificate of Limited Partnership of CHCA Woman’s Hospital, L.P. (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the limited partnership is CHCA Woman’s Hospital, L.P.

2.	The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The Limited partnership’s registered agent at that address is Corporation Service Company.

3.	The name and address of the general partner is:

Name	Address
Woman’s Hospital of Texas, Incorporated	One Park Plaza Nashville, TN 37203

IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership, which shall become effective upon the date of filing, to be duly executed as of this 14th day of January, 2000.

WOMAN’S HOSPITAL OF TEXAS, INCORPORATED, the general partner

Steven B. Clifton, Vice President